EXHIBIT 99.1

Greif, Inc. Responds to Provisional Findings by UK Competition Commission

DELAWARE, Ohio (June 27, 2007) – Affirming the company’s position that the market in Great Britain for industrial packaging products is and will continue to be competitive, Greif, Inc.’s Chairman, CEO and President Michael Gasser has responded to a provisional finding issued by the United Kingdom Competition Commission (Commission). The Commission earlier issued a provisional report stating that the merger of Greif, Inc. (NYSE: GEF, GEF.B) and one steel drum manufacturing plant of Blagden Packaging Group (Blagden) may lead to a substantial lessening of competition in the market for new large steel drums in Great Britain.

Mr. Gasser said, “Our ability to fully integrate the one Blagden plant in the UK with Greif’s existing operations in the country will allow us to achieve synergies that will benefit both current and potential customers. While we are disappointed with the Commission’s provisional finding, we will continue to work with them to address our concerns based on the facts in this matter.”

Greif will have the opportunity to make a written submission in response to the finding and for consideration at a hearing. A final report from the Commission is required to be issued by 6 August.

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in 45 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

###

Contact:	Deb Strohmaier, APR
Vice President, Communications
+1 740-549-6074
debra.Strohmaier@greif.com